Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Smadar Lavi	Todd Fromer/Brad Nelson
Investor Relations	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1217
slavi@ormat.com	tfromer@kcsa.com / bnelson@kcsa.com

Ormat Technologies Reports 2014 Third Quarter Results

Net income attributable to the Company’s stockholders increased 27.5% to $16.5 million or $0.36 per share

Adjusted EBITDA grew 14.9% and reached $69.2 million

RENO, Nevada, November 5, 2014 -- Ormat Technologies, Inc. (NYSE: ORA) announced today its financial results for the third quarter of 2014.

Quarterly financial highlights and recent developments:

●	Quarterly revenues increased 7.3% to $140.2 million compared to the third quarter of last year;
●	Gross margin increased from 30.4% in the third quarter of 2013 to 39.6% in the third quarter 2014;
●	Adjusted EBITDA grew 14.9% to $69.2 million in the third quarter 2014;
●	Operating income grew 47.0% from $29.8 million in the third quarter of 2013 to $43.8 million;
●	Net income attributable to the company's shareholders increased 27.5% compared to the third quarter 2013 and reached $16.5 million, or $0.36 per share;
●	Obtained financing of $140 million for the construction of the McGinness Hills Phase 2, which is expected to come online in Q1-2015;
●	Signed 25-Year PPA and Steam Supply Agreements for the 35 MW Menengai Geothermal Project in Kenya;
●	Signed $22.3 million Contract with the Utah Associated Municipal Power Systems (UAMPS) for a Recovered Energy Generation Project; and
●	Declared a dividend of $0.05 per share.

Isaac Angel, Ormat’s Chief Executive Officer, stated, "Ormat’s strong execution during the third quarter enabled the Company to deliver exceptional results and underscore its reputation as a leader in the geothermal industry. Our focus on expanding and optimizing our power plants combined with the new capacity that came on line in 2013 drove increased generation and improved our margins. The ongoing enhancement of our power plants will enable us to continue these positive trends going forward. In the product segment, the addition of Sarulla has enabled us to reach a robust backlog of approximately $363.0 million. As those orders move through the manufacturing process and are delivered, we expect segment revenues to strengthen again in the fourth quarter.”

Mr. Angel concluded, "My transition into the role of CEO has been seamless and I am pleased with the Company’s accomplishments during my first full quarter. As a result of our strong performance, we are raising the low end of our 2014 guidance and narrowing the range. We now expect total revenues to be between $550.0 million to $560.0 million with electricity revenues ranging from $375.0 million to $380.0 million and our product segment revenues to be between $175.0 million and $180.0 million."

Financial Summary

For the three months ended September 30, 2014, total revenues increased to $140.2 million from $130.7 million in the third quarter of 2013, an increase of 7.3%. Electricity revenues increased 15.2% to $102.5 million in the three months ended September 30, 2014 from $89.0 million in the three months ended September 30, 2013. Product revenues decreased 9.6% to $37.7 million in the three months ended September 30, 2014 from $41.8 million in the three months ended September 30, 2013.

Operating income for the three months ended September 30, 2014 was $43.8 million, compared to $29.8 million for the three months ended September 30, 2013 an increase of 47%.

For the three months ended September 30, 2014, the company reported net income attributable to the company's shareholders of $16.5 million, or $0.36 per diluted share, compared to $13.0 million, or $0.28 per diluted share, for the three months ended September 30, 2013.

Adjusted EBITDA for the three months ended September 30, 2014 was $69.2 million, compared to $60.3 million for the three months ended September 30, 2013, an increase of 14.9%. Adjusted EBITDA for the nine months ended September 30, 2014 was $199.6 million, compared to $175.7 million for the nine months ended September 30, 2013, an increase of 13.6%. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $178.8 million, in the nine months ended September 30, 2014, compared to $32.2 million in the nine months ended September 30, 2013.

On November 5, 2014, ORMAT's Board of Directors approved a payment of a quarterly dividend of $0.05 per share pursuant to the company's dividend policy, which targets an annual payoff ratio of at least 20% of the company's net income. The dividend will be paid on December 4, 2014 to shareholders of record as of closing of business on November 20, 2014.

As of September 30, 2014, cash and cash equivalents were $42.5 million. In addition, as of September 30, 2014, the company had $229.1 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. ET on Thursday, November 6, 2014. The call will be available through a live, listen-only webcast at www.ormat.com. The call also will be available to investors and analysts by dialing 1-877-511-6790 within the U.S. 1-855-669-9657 from Canada or 1-412-902-4141 from abroad. Please ask to be joined into the Ormat Technologies, Inc. call.  During the call, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1,900 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Learn more about Ormat Technologies by visiting Ormat.com. To download Ormat’s investor relations app, which offers access to its SEC filings, press releases, webcast and more, please visit Apple's App Store for the iPhone and iPad or Google Play for Android mobile devices.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine-Month Periods Ended September 30, 2014 and 2013

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$102,506	$88,994	$289,015	$245,005
Product	37,736	41,755	121,266	157,329
Total revenues	140,242	130,749	410,281	402,334
Cost of revenues:
Electricity	61,727	61,356	186,083	175,085
Product	23,040	29,637	75,307	110,335
Total cost of revenues	84,767	90,993	261,390	285,420
Gross margin	55,475	39,756	148,891	116,914
Operating expenses:
Research and development expenses	250	838	395	3,446
Selling and marketing expenses	4,258	2,575	10,853	17,861
General and administrative expenses	7,179	6,546	20,847	20,264
Write-off of unsuccessful exploration activities	—	—	8,107	—
Operating income	43,788	29,797	108,689	75,343
Other income (expense):
Interest income	35	742	236	870
Interest expense, net	(22,494)	(18,459)	(65,084)	(51,826)
Foreign currency translation and transaction gains (losses)	(2,946)	1,258	(3,639)	3,844
Income attributable to sale of tax benefits	5,487	5,027	18,334	14,342
Gain from sale of property, plant and equipment	—	—	7,628	—
Other non-operating expense, net	243	137	649	1,583
Income before income taxes and equity in losses of investees	24,113	18,502	66,813	44,156
Income tax provision	(6,444)	(5,201)	(17,731)	(15,028)
Equity in losses of investees, net	(899)	(158)	(1,210)	(149)
Income from continuing operations	16,770	13,143	47,872	28,979
Discontinued operations:
Income from discontinued operations	—	—	—	5,311
Income tax provision	—	—	—	(614)
Total income from discontinued operations	—	—	—	4,697

Net income	16,770	13,143	47,872	33,676
Net income attributable to noncontrolling interest	(256)	(193)	(670)	(600)
Net income attributable to the Company's stockholders	$16,514	$12,950	$47,202	$33,076

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Income from continuing operations	$0.37	$0.29	$1.04	$0.62
Discontinued operations	-	-	-	0.10
Net Income	$0.37	$0.29	$1.04	$0.72

Diluted:
Income from continuing operations	$0.36	$0.28	$1.03	$0.62
Discontinued operations	-	-	-	0.10
Net Income	$0.36	$0.28	$1.03	$0.72

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,690	45,438	45,594	45,433
Diluted	46,102	45,494	45,917	45,454

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2014 and December 31, 2013

(Unaudited)

	September 30,	December 31,
	2014	2013
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$42,451	$57,354
Restricted cash, cash equivalents and marketable securities	127,452	51,065
Receivables:
Trade	75,224	95,365
Related entity	506	442
Other	9,165	11,049
Due from Parent	970	382
Inventories	17,337	22,289
Costs and estimated earnings in excess of billings on uncompleted contracts	14,784	21,217
Deferred income taxes	2,613	523
Prepaid expenses and other	36,879	29,654
Total current assets	327,381	289,340
Unconsolidated investments	1,339	7,076
Deposits and other	21,679	22,114
Deferred income taxes	—	891
Deferred charges	35,399	36,738
Property, plant and equipment, net	1,459,316	1,452,336
Construction-in-process	268,349	288,827
Deferred financing and lease costs, net	28,969	30,178
Intangible assets, net	29,481	31,933
Total assets	$2,171,913	$2,159,433

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$78,411	$98,047
Billings in excess of costs and estimated earnings on uncompleted contracts	45,310	7,903
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	31,211	31,137
Other loans	17,995	20,377
Full recourse	24,116	28,875
Total current liabilities	197,043	186,339
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	379,036	270,310
Other loans	269,123	311,078
Full recourse:
Senior unsecured bonds	250,366	250,596
Other loans	40,298	53,467
Revolving credit lines with banks (full recourse)	28,100	112,017
Liability associated with sale of tax benefits	44,757	60,985
Deferred lease income	61,294	63,496
Deferred income taxes	67,328	55,035
Liability for unrecognized tax benefits	5,606	4,950
Liabilities for severance pay	21,984	23,841
Asset retirement obligation	19,801	18,679
Other long-term liabilities	3,633	3,529
Total liabilities	1,388,369	1,414,322

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	740,651	735,295
Retained earnings (accumulated deficit)	36,835	(3,088)
Accumulated other comprehensive income (loss)	(5,710)	487
	771,822	732,740
Noncontrolling interest	11,722	12,371
Total equity	783,544	745,111
Total liabilities and equity	$2,171,913	$2,159,433

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three and Nine-Month Periods Ended September 30, 2014 and 2013

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the nine and three-month periods ended September 30, 2014 and 2013:

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net cash provided by operating activities	$75,191	$12,276	$178,770	$32,226
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	20,038	17,405	59,366	47,367
Interest income	(35)	(742)	(236)	(870)
Income tax provision	6,444	5,201	17,731	15,642
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(32,404)	26,115	(56,062)	72,361
EBITDA	$69,234	$60,255	$199,569	$166,726

Termination fees	—	—	—	8,979
Adjusted EBITDA	$69,234	$60,255	$199,569	$175,705
Net cash provided by investing activities	$(106,423)	$(25,029)	$(135,435)	$(128,198)
Net cash provided by (used in) financing activities	$(6,437)	$19,295	$(58,238)	$64,779

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$16,770	$13,143	$47,872	$33,676
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	22,459	17,717	64,848	50,956
Income tax provision	6,444	5,201	17,731	15,642
Depreciation and amortization	23,561	24,194	69,118	66,452
EBITDA	$69,234	$60,255	$199,569	$166,726

Termination fees	—	—	—	8,979
Adjusted EBITDA	$69,234	$60,255	$199,569	$175,705